Exhibit 99.1

Black Diamond Therapeutics Announces Appointment of Oncology Clinical

Development Veteran Dr. Kapil Dhingra to Board of Directors

CAMBRIDGE, Mass. and NEW YORK, January 20, 2021 – Black Diamond Therapeutics, Inc. (Nasdaq: BDTX), a precision oncology medicine company pioneering the discovery and development of small molecule, tumor-agnostic therapies, today announced the appointment of Dr. Kapil Dhingra to its Board of Directors. Dr. Dhingra has more than 30 years’ experience in oncology clinical research and drug development, including as Vice President, Head of the Oncology Disease Biology Leadership Team and Head of Oncology Clinical Development at Hoffmann-La Roche (“Roche”). He has served as a clinical and strategic advisor to Black Diamond since 2017.

“I am delighted to welcome Kapil to the Black Diamond Board of Directors,” said Robert A. Ingram, Chairman of the Board of Directors of Black Diamond Therapeutics. “Kapil brings substantial oncology drug development experience, and his insights and perspectives will be of tremendous benefit as Black Diamond pursues its vision of becoming a leader in the field of precision medicine.”

“We are excited to welcome Kapil to our Board at this important time for Black Diamond,” said David M. Epstein, Ph.D., President and Chief Executive Officer of Black Diamond Therapeutics. “Kapil is a recognized leader in the biopharmaceutical industry and has been an important advisor to the Company for several years. His clinical development expertise will be critical as we advance BDTX-189, BDTX-1535, and our broader pipeline of MasterKey inhibitor product candidates through clinical development.”

“Black Diamond has the potential to transform the landscape of oncology therapeutics, and I am thrilled to join Black Diamond’s Board,” said Dr. Dhingra. “I look forward to working alongside my fellow Board members and Black Diamond’s dynamic leadership team to advance innovative precision oncology solutions for patients who lack sufficient targeted treatment options.”

Dr. Dhingra is an accomplished medical oncologist and pharmaceutical executive with a proven track record in academic research, patient care, and drug development. From 1999 to 2008, Dr. Dhingra served at Roche, including as Vice President, Head of the Oncology Disease Biology Leadership Team and Head of Oncology Clinical Development, during which he led numerous drug approvals, including Herceptin®, Tarceva®, and Avastin®. Prior to joining Roche, he worked in the oncology clinical development group at Eli Lilly and Company.

Dr. Dhingra has served as a faculty member at The University of Texas M.D. Anderson Cancer Center, Indiana University School of Medicine, and Memorial Sloan Kettering Cancer Center. Dr. Dhingra is currently a member of the Boards of Directors of Replimune, Inc., Five Prime Therapeutics, Inc., Autolus Therapeutics plc, and Median Technologies, and he has previously served on the boards of several biotech companies acquired by major pharmaceutical companies. Dr. Dhingra founded KAPital Consulting, LLC in 2008, a company dedicated to helping biotechnology, pharmaceutical and diagnostic companies realize the clinical and commercial advances in oncology. Dr. Dhingra obtained his M.B.B.S. degree from the All India Institute of Medical Sciences in New Delhi, India. He completed his residency in internal medicine at Lincoln Medical and Mental Health Center and New York Medical College and completed his fellowship in hematology and oncology at Emory University School of Medicine.

About Black Diamond Therapeutics

Black Diamond Therapeutics is a precision oncology medicine company pioneering the discovery of small molecule, tumor-agnostic therapies. Black Diamond targets undrugged mutations in patients with genetically defined cancers. Black Diamond is built upon a deep understanding of cancer genetics, protein structure and function, and medicinal chemistry. The Company’s proprietary technology platform, Mutation-Allostery-Pharmacology (MAP) platform, is designed to allow Black Diamond to analyze population-level genetic sequencing data to identify oncogenic mutations that promote cancer across tumor types, group these mutations into families, and develop a single small molecule therapy in a tumor-agnostic manner that targets a specific family of mutations. Black Diamond was founded by David M. Epstein, Ph.D. and Elizabeth Buck, Ph.D., and, beginning in 2017, together with Versant Ventures, began building the MAP platform and chemistry discovery engine. For more information, please visit www.blackdiamondtherapeutics.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding future plans or expectations for the Mutation-Allostery-Pharmacology platform, including the potential of the Company’s strategy and product candidates, and the continued development and advancement of the Company’s pipeline, including BDTX-189, BDTX-1535 and early-stage pipeline programs. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy, regulatory developments in the United States, the Company’s ability to fund operations, and the impact that the current

COVID-19 pandemic will have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in its 2019 annual report on Form 10-K filed with the United States Securities and Exchange Commission and its other filings filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts:

For Investors:

Natalie Wildenradt

investors@bdtherapeutics.com

For Media:

Kathy Vincent

(310) 403-8951

media@bdtherapeutics.com